Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Velvet Rope Special Events, Inc.

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated October 7, 2008, relating to the balance sheets of Velvet Rope Special Events, Inc. (the “Company”) as of June 30, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for the fiscal  years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

October 17, 2008